EAST/WEST COMMUNICATIONS RIGHTS OFFERING CONCLUDED

RYE, N.Y.-(BUSINESS WIRE)-- June 23, 1999 - East/West Communications,  Inc. (OTC
BB: EWCM) announced today that its rights offering to holders of its Class A common stock had been concluded. Holders of East/West's Class A common stock subscribed for each of the 443,050 shares of Class A common stock offered. Concurrently, the holder of East/West's Class B common stock subscribed for 444,825 shares of Class B common stock under the right to purchase granted to it. The subscription price for all shares of Class A and Class B common stock purchased was $1.50 per share, which will result in gross proceeds to East/West of approximately $1,332,000.

                  [East/West is a developmental stage company in the wireless communications industry. It is the owner of PCS licenses in Los Angeles, California, Washington, D.C., Sarasota- Bradenton, Florida, Reno, Nevada and Santa Barbara, California. East/West has not yet adopted a business plan or determined whether to develop its own PCS licenses, to joint venture its licenses with other license holders or operators or others or to sell some or all of its licenses].


Contact:
                  Victoria Kane
                  East/West Communications, Inc.
                  (914) 921-6300